UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

MGO Global Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

INFORMATION STATEMENT OF

MGO GLOBAL INC.

1515 SE 17th Street, Suite 121/#460236

Fort Lauderdale, Florida 33346

Telephone: 347-913-3316

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.

To: The Stockholders of MGO Global Inc.:

Re: Action by Written Consent In Lieu of a Special Meeting of Stockholders

We are furnishing this notice and the accompanying Information Statement to the stockholders of MGO Global Inc., a Delaware corporation (the “Company”, or the “Registrant”), for informational purposes only pursuant to Section 14(c) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder.

On February 22, 2024, the Board of Directors of the Company unanimously authorized and approved a reverse split of the issued and outstanding shares of the Company’s common stock, par value $0.00001 (the “Shares” or “Common Stock”), at a ratio of any whole number within the range between one-for-ten (1:10) and one-for-twenty-five (1:25), with such ratio to be determined in the discretion of the Registrant’s Board of Directors and with such action to be effected at such time and date as determined by the Board of Directors (the “Reverse Split”).

The Reverse Split was authorized and approved by the Unanimous Written Consent of the Board of Directors and by the Action by Written Consent of the Stockholders holding the majority of the voting power of the Company, dated February 22, 2024.

In accordance with Rule 14c-2 of the Exchange Act, corporate actions described above will be effective no earlier than twenty (20) days after this Information Statement has been mailed to our stockholders, which we expect to be on April 1, 2024.

This Information Statement has been mailed to you for information purposes only on or about March 11, 2024, and you are not required to take any action.

You may also request a copy of the Information Statement by contacting our main office at (347)-913-3316.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

By Order of the Board of Directors:

/s/ Maximiliano Ojeda

Maximiliano Ojeda
Chief Executive Officer and Chairman of the Board

Fort Lauderdale, Florida
March 11, 2024

2

MGO GLOBAL INC.

1515 SE 17th Street, Suite 121/#460236

Fort Lauderdale, Florida 33346

Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934

This Information Statement is being filed by MGO Global Inc. (the “Company”, or “Registrant”) with the United States Securities and Exchange Commission (the “SEC”) on March 11, 2024, based upon the Written Consent of the Board of Directors dated February 22, 2024 (the “Board Consent”) and the consent of the holders of a majority of outstanding shares of voting capital stock of the Company (the “Majority Consenting Stockholders”) dated February 22, 2024 (the “Stockholder Consent” and, together with the Board Consent, the “Written Consents”).

The purpose of this Information Statement is to provide disclosure to our stockholders regarding the corporate action ratified and approved by our Board of Directors and the Majority Consenting Stockholders, to implement a reverse split at a ratio of any whole number within the range between one-for-two (1:2) and one-for-twenty five (1:25), with such ratio to be determined in the discretion of the Registrant’s Board of Directors and with such action to be effected at such time and date as determined by the Board of Directors (the “Reverse Split” or the “Corporate Action”).

The Written Consents approving the Corporate Action were adopted pursuant to the provisions of Section 141(f) and Section 228 of Title 8 of the Delaware General Corporation Law (“DGCL”).

Under Section 228 of Title 8 of DGCL any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all voting shares entitled to vote thereon were present and voted. Prompt notice of the approval of any action so taken must be given to those stockholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting.

Under the DGCL and the Company’s Certificate of Incorporation, the affirmative vote of the holders of a majority of the Company’s outstanding voting capital stock is required to approve the Reverse Split. On February 22, 2024, Majority Consenting Stockholders that, in the aggregate, are the record owners of 8,184,075 shares of our Common Stock representing, in the aggregate, 51.966% of our outstanding voting capital stock, executed and delivered to the Company a written consent authorizing and approving the Reverse Split. The Majority Consenting Stockholders include several members of our Board of Directors and other significant stockholders.

Accordingly, the Reverse Stock Split has been approved by stockholders representing the requisite number of shares of our outstanding voting capital stock. As such, no vote or further action of the stockholders of the Company is required to approve the Reverse Split.

In order to properly implement the Reverse Split, after filing of the Definitive Information Statement on Schedule 14C with the SEC, the Company must submit a Company Event Notification Form to The Nasdaq Stock Market LLC (“Nasdaq”) notifying Nasdaq of the Reverse Split and must comply with Nasdaq Rule 5250(e)(7).

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions approved by the Written Consents cannot become effective until twenty (20) days from the date of mailing of the Definitive Information Statement to our stockholders. This Information Statement shall constitute notice to our stockholders of the above Corporate Action taken by the Corporation pursuant to the Written Consents.

New Common Stock certificates will not be issued on or after the date that the Reverse Split is effected (the “Effective Date”) but may be issued subsequently with respect to any certificates returned to the transfer agent upon a sale, exchange, or for any other purpose following the implementation of the Reverse Split. No fractional shares will be issued in connection with the Reverse Split. Any fractional share will be rounded up to the next whole number.

3

REVERSE SPLIT

Actions By Board of Directors and Majority Consenting Stockholders

On February 22, 2024, the Company’s Board of Directors and Majority Consenting Stockholders unanimously approved the Reverse Split of the issued and outstanding shares of Common Stock, including shares of Common Stock reserved for issuance, at a ratio of any whole number within the range between one-for-two (1:2) and one-for-twenty five (1:25), with such ratio, time and date to be determined by the Company’s Board of Directors.

The Corporate Action, which provides for the implementing of the Reverse Split, was based upon and approved by the Written Consents.

The Majority Consenting Stockholders are:

Name of Consenting Stockholder	Number of Shares Owned	Percentage of Beneficial Ownership*
Maximiliano Ojeda (Director)	3,614,063	22.948%
Virginia Hilfiger (Director	3,605,572	22.894%
Julian Groves (Director)	570,440	3.622%
MGOTEAM LLC	394,000	2.502%
Total Voting Power:	8,184,075	51.966%

*Based on 15,748,900 issued and outstanding shares of Common Stock as of February 22, 2024.

Material Terms of the Reverse Split

As of February 22, 2024 (the “Record Date”), the Company has 15,748,900 issued and outstanding shares of Common Stock, which does not include shares of Common Stock reserved for issuance underlying certain derivative securities. The Majority Consenting Stockholders own, in the aggregate, approximately 51.966% of the total voting power of all issued and outstanding voting shares of the Company.

In the event that the Board of Directors implements a reverse split at a ratio of any whole number within the range between one-for-two (1:2) and one-for-twenty-five (1:25), the maximum authorized by the Written Consents, of which there can be no assurance, there will be approximately 1,431,718 shares of Common Stock issued and outstanding if the ratio of one-for-eleven (1:11) (the “Estimated Split Ratio”), which is the midpoint between the split ratio range of one-for-two (1:2) and one-for-twenty five (1:25), is used. The Board of Directors believes that the Reverse Split will affect all holders of shares of Common Stock and holders of derivative securities equally.

However, the reduction in the number of issued and outstanding shares of Common Stock following implementation of the Reverse Split, if implemented, could adversely affect the trading market for our Common Stock by reducing the relative level of liquidity of the shares of Common Stock. Further, there can be no assurance that the Reverse Split will result in a proportionate increase or, for that matter, any increase, in the price of the shares of Common Stock on Nasdaq.

Any new shares issued following the Effective Date of the Reverse Split will be fully-paid and non-assessable shares. On the Effective Date of the Reverse Split, the number of stockholders will remain unchanged because those stockholders who would otherwise only be entitled to receive a fractional share will receive a number of shares rounded up to the next whole number.

4

The Reverse Split will not change the number of authorized shares of Common Stock, which will continue to be 150,000,000 shares of Common Stock, or the par value of our Common Stock, which will continue to be $0.00001 per share. While the aggregate par value of our outstanding Common Stock will be reduced as a result of the Reverse Split, our additional paid-in capital will be increased by a corresponding amount. Therefore, the Reverse Split will not affect our total stockholders’ equity. All share and per share information will be retroactively adjusted to reflect the Reverse Split for all periods presented in our future financial reports and regulatory filings.

Rationale for the Reverse Split

The Board of Directors believes that a Reverse Split should, at least initially, and based upon reverse split of the issued and outstanding shares of Common Stock at an assumed ratio of one-for-eleven (1:11), which is the midpoint between the split ratio range of one-for-two (1:2) and one-for-twenty five (1:25), and $0.3811 stock price as of March 8, 2024, increase the price of our shares of Common Stock to approximately $4.1921 per share. Our stockholders should understand that as of the date of the Definitive Information Statement, our Board of Directors has not determined the exact ratio of the Reverse Split nor the date that the Reverse Split will be implemented.

While the Reverse Split will not increase the total market value of our Common Stock, the Board of Directors believes that the increase in the price of our shares of Common Stock, which increase may not necessarily be sustained, should make our shares of Common Stock more attractive to potential investors, encourage investor interest and trading in, and possibly the marketability of, our Common Stock, and allow us to maintain compliance with Nasdaq’s $1.00 minimum bid price requirement.

Our primary objective in effectuating the Reverse Split would be to attempt to raise the per-share trading price of our Common Stock to continue our listing on The Nasdaq Capital Market. To maintain listing, Nasdaq requires, among other things, that our Common Stock maintain a minimum closing bid price of $1.00 per share. On March 8, 2024, the trading date immediately preceding the filing of the Definitive Information Statement on Schedule 14C, the closing price of our shares of Common Stock on Nasdaq was $0.3811.

We expect that the Reverse Split will increase the bid price per share of our Common Stock and reduce the risk of our stock trading below $1.00 in the future, thereby satisfying or maintaining this listing requirement. However, there can be no assurance that the Reverse Split would have that effect, initially or in the future, or that it would enable us to maintain the listing of our Common Stock on The Nasdaq Capital Market. We are not aware of any present efforts by anyone to accumulate our Common Stock, and the proposed Reverse Split is not intended to be an anti-takeover device.

In addition, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current per share price of our Common Stock can result in individual stockholders paying transaction costs (commissions, markups, or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our Common Stock was higher. This difference in transaction costs may also limit the willingness of institutional investors to purchase shares of our Common Stock.

Trading in our shares of Common Stock also may be adversely affected by a variety of policies and practices of brokerage firms that discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Similarly, many brokerage firms are reluctant to recommend low-priced stocks to their customers and the analysts at many brokerage firms do not provide coverage for such stocks. The Board of Directors also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Split, and the anticipated increase in the price of the Common Stock, could generate interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders. However, the Company’s aggregate market capitalization could be reduced to the extent that any increase in the market price of the Common Stock resulting from the Reverse Split is proportionately less than the decrease in the number of shares of Common Stock outstanding.

5

The Board of Directors further believes that the total number of shares of our Common Stock currently outstanding is disproportionately large relative to our present market capitalization and that the Reverse Split would bring the number of outstanding shares to a level more in line with other companies with comparable market capitalizations. Moreover, the Board of Directors considered that the number of outstanding shares of Common Stock is unreasonably large in relation to the Company’s operations. Upon implementation of the Reverse Split and decrease of the number of shares of Common Stock that are issued and outstanding, our investors may more easily understand the impact on earnings or loss per share attributable to future developments in our business.

We ultimately cannot predict whether, and to what extent, the Reverse Split would achieve the desired results. The price per share of our Common Stock is a function of various factors, including the profitability of our business operations.

Accordingly, there can be no assurance that the market price of our Common Stock after the Reverse Split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, that any increase can be sustained for a prolonged period of time or that the Reverse Split would enhance the liquidity of, or investor interest in, our Common Stock.

Notwithstanding the foregoing, our Board of Directors believes that the potential positive effects of the Reverse Split outweigh the potential disadvantages. In making this determination, our Board of Directors has taken into account various negative factors, including: (i) the negative perception of Reverse Splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing the Reverse Split. The effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that the Reverse Split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

After considering the foregoing factors, our Board of Directors determined that amending our Certificate of Incorporation to implement the Reverse Split is in our best interests and that of our stockholders.

Effects of the Reverse Split

After the filing of the Definitive Information Statement on Schedule 14C and the final determination by the Board of Directors of the ratio of the Reverse Split, which is expected to be any whole number in the range of one-for-two (1:2) to one-for-twenty-five (1:25), the Company will file a Certificate of Amendment to our Certificate of Incorporation with the State of Delaware in the form substantially similar to the form included as Exhibit A to this Information Statement and submit a Corporate Event Notification Form to Nasdaq and take the appropriate actions in order to comply with Nasdaq Rule 5250(e)(7).

Except for the number of shares of Common Stock issued and outstanding, the rights and preferences of shares of our Common Stock prior and subsequent to the Reverse Split would remain the same. We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business would materially change as a result of the Reverse Split.

Our Common Stock is currently registered under Section 12(b) of the Exchange Act and, as a result, we are subject to periodic reporting and other requirements. The proposed Reverse Split would not affect the registration of our Common Stock under the Exchange Act.

After the Effective Date of the Reverse Split, each stockholder would own a reduced number of shares of our Common Stock, based upon the ratio of the reverse, which will be subject to the determination of our Board of Directors. However, a Reverse Split would affect all stockholders equally and will not affect any stockholder’s percentage ownership of the Company, except for the immaterial result that the Reverse Split shall involve in the rounding up of any fractional shares up to the next whole in such a manner that every stockholder shall own at least one (1) share subsequent to the Reverse Split, as described herein. Proportionate voting rights and other rights and preferences of the holders of our Common Stock would not be affected by the Reverse Split. There will be no payment of cash in lieu of any fractional shares. Furthermore, the number of stockholders of record would not be affected by the Reverse Split.

6

Authorized but Unissued Shares; Potential Dilution and Anti-Takeover Effects.

Upon the Effective Date of the Reverse Split, the Company is expected to have approximately 1,431,718 shares of Common Stock issued and outstanding, assuming a one-for-eleven (1:11) Reverse Split, which is the midpoint between the split ratio range of one-for-two (1:2) and one-for-twenty five (1:25) and will continue to have 150,000,000 shares of Common Stock authorized. The ultimate determination of the Board of Directors on the ratio of the Reverse Split shall be based upon, among other factors, the prevailing market price of the Company’s shares of Common Stock during the period prior to the Reverse Split determination. After the Reverse Split is implemented, there will be available, in any event, a significant number of authorized but unissued shares of Common Stock available for issuance from time to time for business purposes as reasonably determined by the Board of Directors, including for use in capital-raising transactions and acquisitions, among other purposes, consistent with our business objectives.

The significant increase in the proportion of unissued authorized shares to issued shares after the Reverse Split could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of our Company with another company), we are not proposing the Reverse Split in response to any effort of which we are aware to accumulate any of our shares of our Common Stock or to otherwise seek to obtain control of the Company. Our Board of Directors does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of the Company.

We believe that the availability of the additional shares will provide us with the flexibility to pursue potential transactions as they arise, to take advantage of desirable business opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of Common Stock to raise equity capital, to make acquisitions using shares of Common Stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, where the Board of Directors determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements.

If we issue additional shares for any of the above purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. Furthermore, the additional shares of Common Stock that would become available for issuance upon the Effective Date of the Reverse Split could also be used by the Company’s management to oppose any potential hostile takeover attempt or delay or prevent changes in control or changes in or removal of the Company.

For example, without further stockholder approval, our Board of Directors could authorize the issuance and sale of shares of Common Stock in one or more private transactions to purchasers who would oppose a takeover or favor the current Board of Directors. Although the Reverse Split was based upon business and financial considerations that we consider reasonable and necessary as of the Record Date, as discussed above, stockholders nevertheless should be aware that approval of one or more of the proposals could facilitate future efforts by management to deter or prevent a change in control of the Company.

Fairness of the Process

The Board of Directors did not obtain a report, opinion or appraisal from an appraiser or financial advisor with respect to the Reverse Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board of Directors concluded that the additional expense of these independent appraisal procedures was unreasonable in relation to the Company’s available cash resources and concluded that the Board of Directors could adequately establish the fairness of the Reverse Split without the engagement of third parties.

7

Outstanding Shares

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Unissued and Unreserved	Hypothetical Initial Market Value of Shares of Common Stock Authorized but Unissued and Unreserved*
Pre-Reverse Stock Split	150,000,000	15,866,175	1,536,668	132,597,157	$50,532,777
Post-Reverse Stock Split (assuming a split ratio of 1:11)	150,000,000	1,442,380	139,697	12,054,287	$50,532,777

*	Based on a hypothetical post-split stock price calculated by multiplying the closing stock price on March 8, 2024 of $0.3811 by the assumed split ratio of one-for-eleven (1:11), which is the midpoint between the split ratio range of one-for-two (1:2) and one-for-twenty five (1:25).

Vote Required

Pursuant to DGCL and the Company’s Certificate of Incorporation, the approval of the Reverse Split required a majority of the Company’s outstanding voting capital stock. Pursuant to the Company’s Certificate of Incorporation, each share of Common Stock is entitled to one vote on all matters submitted to the Company’s stockholders for approval. As discussed above, stockholders owning greater than a majority of the outstanding shares of Common Stock have consented to Reverse Split.

Material U.S. Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences of a Reverse Split to stockholders. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date of this filing, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the tax consequences described below.

We have not sought and will not seek an opinion of counsel or ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to stockholders that are U.S. holders, as defined below, and that hold our common stock as a capital asset (generally, property held for investment).

This summary is for general information only and does not address all U.S. federal income tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as, for example, brokers and dealers in securities, currencies or commodities, banks and financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, governmental organizations, traders in securities that elect to use a mark-to-market method of accounting for their securities, certain former citizens or long-term residents of the U.S., insurance companies, persons holding shares of our common stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell shares of our common stock under the constructive sale provisions of the Code, persons that hold more than 5% of our common stock, persons that hold our common stock in an individual retirement account, 401(k) plan or similar tax-favored account or partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities.

8

This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences), the Medicare tax on net investment income, the alternative minimum tax or any U.S. state, local or foreign tax consequences. This summary also does not address any U.S. federal income tax considerations relating to any other transaction other than the Reverse Split.

For purposes of this summary, a “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (1) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a holder of our common stock is a partner of a partnership holding shares of our common stock, such holder should consult his or her own tax advisor.

This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. Stockholders are urged to consult their own tax advisor with respect to the application of U.S. federal income tax laws to their particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

The Reverse Split is intended to be treated as a recapitalization for U.S. federal income tax purposes. Assuming the Reverse Split qualifies as a recapitalization, except as described below with respect to cash received in lieu of a fractional share, a U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes upon the Reverse Split. In the aggregate, a U.S. holder’s tax basis in the common stock received pursuant to the Reverse Split (excluding the portion of the tax basis that is allocable to any fractional share) will equal the U.S. holder’s tax basis in its common stock surrendered in the Reverse Split in exchange therefor, and the holding period of the U.S. holder’s common stock received pursuant to the Reverse Split will include the holding period of the common stock surrendered in the Reverse Split in exchange therefor.

In general, a U.S. holder who receives a cash payment in lieu of a fractional share will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s tax basis of the common stock surrendered in the Reverse Split that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in its common stock surrendered in the Reverse Split is more than one year as of the date of the Reverse Split. The deductibility of net capital losses by individuals and corporations is subject to limitations. Depending on a stockholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so stockholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

U.S. holders that have acquired different blocks of our common stock at different times or at different prices are urged to consult their own tax advisors regarding the allocation of their aggregated adjusted basis among, and the holding period of, our common stock.

Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share made pursuant to the Reverse Split unless such U.S. holder is an exempt recipient and timely and properly establishes with the applicable withholding agent the exemption. In addition, payments of cash in lieu of a fractional share made pursuant to the Reverse Split may, under certain circumstances, be subject to backup withholding, unless a U.S. holder timely provides to the applicable withholding agent proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

9

Accounting Consequences

The par value per share of our common stock will remain unchanged at $0.00001 per share following a Reverse Split. As a result, as of the Effective Date, the stated capital on the Company’s balance sheets attributable to common stock will be reduced proportionally based on the Reverse Split ratio, and the additional paid-in capital will be credited with the amount by which the capital is reduced. The net income or loss per share of common stock will be increased as a result of the fewer shares of common stock outstanding. The Reverse Split will be reflected retroactively in our consolidated financial statements.

We present earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share,” and we will comply with the requirements of SFAS No. 128 with respect to reverse stock splits. In pertinent part, SFAS No. 128 says as follows: “If the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in Common Stock resulting from reverse stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed.”

Street Name Holders of Common Stock

The Company intends for the Reverse Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse Split for their beneficial holders. However, nominees may have different procedures. Accordingly, stockholders holding Common Stock in street name should contact their nominees.

Stock Certificates

Mandatory surrender of certificates is not required by our stockholders. The Company’s transfer agent will adjust the record books of the company to reflect the Reverse Split as of the Effective Date of the Reverse Split. New certificates will not be mailed to stockholders.

10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information, as of the Record Date, that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our Common Stock held by them.

Name and Address of Beneficial Owner(1)	Title	Beneficially owned		Percent of Class(2)
Officers and Directors
Maximiliano Ojeda	Chief Executive Officer and Chairman of the Board	4,233,063	(3)	26.5%
Virginia Hilfiger	Director, Chief Brand Officer	4,224,572	(4)	26.45%
Julian Groves	Director, Chief Operating Officer	945,440	(5)	5.92%
Obie McKenzie	Director	6,666		* %
Jeffrey Lerner	Director	11,250		* %
Paul Wahlgren	Director	6,666		—
Ping Rawson	Director	—		—
Dana Perez	Chief Financial Officer	—		—

Officers and Directors as a Group (total of 8 persons)		9,472,657		58,87%

5%+ Stockholders
Maximiliano Ojeda		4,233,063	(3)	26.5%
Virginia Hilfiger		4,224,572	(4)	26.45%

*Less than 1%

(1)	Unless otherwise indicated, the principal address of the directors, officers and 5%+ stockholders of the Company is care of MGO Global Inc., 1515 SE 17th Street, Suite 121/#460596, Fort Lauderdale, Florida 33346.

(2)	Based upon 15,748,900 shares of Common Stock issued and outstanding as of the Record Date.

(3)	Includes (i) 394,000 shares of our Common Stock owned by MGOTEAM LLC of which Maximiliano Ojeda, our Chief Executive Officer, shares control over voting and disposition with Virginia Hilfiger, our Chief Brand Officer; (ii) 225,000 shares of Common Stock issuable upon exercise of a stock option granted to Mr. Ojeda on August 1, 2023 and expiring on January 12, 2028 at an exercise price of $5 per share.

(4)	Includes (i) 394,000 shares of our Common Stock owned by MGOTEAM LLC of which Maximiliano Ojeda, our Chief Executive Officer, shares control over voting and disposition with Virginia Hilfiger, our Chief Brand Officer; (ii) 225,000 shares of Common Stock issuable upon exercise of a stock option granted to Ms. Hilfiger on August 1, 2023 and expiring on January 12, 2028 at an exercise price of $5 per share.

(5)	Includes (i) 150,000 shares of our Common Stock that are beneficially owned by Globally Digital Ltd., a company owned and controlled by our Chief Operating Officer, Julian Groves. The address of Mr. Groves is c/o Globally Digital Ltd, 3 Hertford Avenue, East Sheen, London, SW14 8EF; (ii) 225,000 shares of Common Stock issuable upon exercise of a stock option granted to Mr. Groves on August 1, 2023 and expiring on January 12, 2028 at an exercise price of $5 per share.

11

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been our officer or director, or to our knowledge, any of their associates, has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon. None of our directors opposed the actions to be taken by the Company.

DISSENTERS’ RIGHTS

There are no rights of appraisal or similar rights of dissenters with respect to any matter described in this Information Statement.

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by the Company, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Information Statement to the beneficial owners of common stock held of record by such persons and that the Company will reimburse them for their reasonable expenses incurred in connection therewith.

STOCKHOLDERS’ RIGHTS

The elimination of the need for a special meeting of the stockholders to approve the actions described in this Information Statement is authorized by the DGCL which provides that any action required or permitted to be taken at a meeting of stockholders of a corporation may be taken without a meeting, before or after the action, if a written consent thereto is signed by the stockholders holding at least a majority of the voting power. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the action disclosed herein as quickly as possible in order to accomplish the purposes of our Company, we chose to obtain the written consent of a majority of our voting power to approve the action described in this Information Statement.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy and information statements with respect to two or more stockholders sharing the same address by delivering a single proxy or information statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy or information statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy or information statement, or if you currently receive multiple proxy or information statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to MGO Global Inc., 1515 SE 17th Street, Suite 121/#460236, Fort Lauderdale, Florida 33346.

ADDITIONAL INFORMATION

The Company is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

12

WHERE YOU CAN FIND MORE INFORMATION

This Information Statement refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this Information Statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to our Corporate Secretary, at 1515 SE 17th Street, Suite 121/#460236, Fort Lauderdale, Florida 33346.

We file annual and quarterly reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Additionally, copies of our filings and reports with the SEC are made available on our website at www.mgoglobalinc.com, under the heading “Investor Relations”. Our website contains information we do not desire to incorporate by reference in this Information Statement.

By Order of the Board of Directors:

/s/ Maximiliano Ojeda
Name:	Maximiliano Ojeda
Title:	Chief Executive Officer and Director

Fort Lauderdale, Florida
March 11, 2024

13

Exhibit A

FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MGO GLOBAL INC.

MGO Global Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE IV of the Charter is hereby amended by adding the following new section at the end of such article:

“Section 6. Reverse Stock Split. Effective as of 12:01 a.m., Eastern Time, on [ ] (the “2024 Split Effective Time”), every [ ](1) shares of Common Stock issued and outstanding or held by the Corporation as treasury shares as of the 2024 Split Effective Time shall automatically, and without action on the part of the Corporation or the stockholders, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, without increasing or decreasing the par value of each share of Common Stock (the “2024 Reverse Split”). No fractional shares of Common Stock shall be issued as a result of the 2024 Reverse Split and shall be rounded up to a whole share. The 2024 Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. Each certificate or book entry position that immediately prior to the 2024 Split Effective Time represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the elimination of fractional interests set forth above.”

4. This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on [  ].

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment as of [   ].

MGO GLOBAL INC.

By:
Name:	Maximiliano Ojeda
Title:	Chief Executive Officer

[1]	The Board of Directors will have the discretion to effect the Reverse Stock Split at a ratio of any whole number between 1-for-2 and 1-for-25.